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                                                                   EXHIBIT 10.1








                            STOCK PURCHASE AGREEMENT

                                     AMONG

                              BELMONT HOMES, INC.

                                      AND

                   THE SHAREHOLDERS OF BELLCREST HOMES, INC.

                                OCTOBER 25, 1996




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                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
PRELIMINARY STATEMENT..................................................................  1

I.
PURCHASE OF THE SHARES.................................................................  1
             1.01.         Purchase of the Shares......................................  1
             1.02.         Exercise of Outstanding Options.............................  1
             1.03.         Purchase Price..............................................  2
             1.04          Method of Payment...........................................  5
             1.05.         Closing.....................................................  5
             1.06.         Further Assurances..........................................  5

II.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.....................................  5
             2.01.         Organization and Standing...................................  6
             2.02.         Authority for Agreement; Validity; Binding
                           Obligation..................................................  6
             2.03.         Capitalization..............................................  7
             2.04.         Taxes.......................................................  7
             2.05.         Litigation..................................................  8
             2.06.         Compliance with Law and Other Regulations...................  8
             2.07.         Defaults; No Violation......................................  9
             2.08.         Financial Statements........................................  9
             2.09.         Ownership of Properties..................................... 10
             2.10.         Contracts and Commitments................................... 11
             2.11.         No Other Liabilities or Adverse Conditions.................. 11
             2.12.         Labor, Employment Contracts and Employee
                           Benefit Programs............................................ 11
             2.13.         Insurance Coverage.......................................... 12
             2.14.         Distributions............................................... 12
             2.15.         Trademarks, Trade Names, Etc................................ 12
             2.16.         Reports and Returns......................................... 12
             2.17.         Additional Documents Supplied by the Company................ 12
             2.18.         Consents and Approvals of Governmental
                           Authorities................................................. 13
             2.19.         Absence of Certain Changes.................................. 13
             2.20.         Certain Payments............................................ 14
             2.21.         Defects in Property......................................... 14
             2.22.         Utility Services and Easements.............................. 14
             2.23.         Free from Infestation....................................... 15
             2.24.         Zoning...................................................... 15
             2.25.         Environmental Conditions.................................... 15
             2.26.         Statements and Other Documents Not Misleading............... 17
             2.27.         Materiality................................................. 17

III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................ 17
             3.01.         Organization and Standing................................... 17


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
             3.02.         Authority for Agreement..................................... 17
             3.03.         Consents.................................................... 17
             3.04.         Litigation.................................................. 18
             3.05.         Purchase For Investment..................................... 18
             3.06          Financial Status............................................ 18

IV.
COVENANTS OF THE SHAREHOLDERS.......................................................... 19
             4.01.         Examination by Purchaser.................................... 19
             4.02.         Conduct Pending Closing..................................... 19
             4.03.         Notice of Adverse Change.................................... 21
             4.04.         Post-Closing Access to Information.......................... 21
             4.05.         Best Efforts................................................ 21
             4.06.         Licenses; Permits........................................... 21
             4.07.         Exclusivity................................................. 21
             4.08.         Execution of Further Documents and Cooperation.............. 22
             4.09.         Confidentiality............................................. 22
             4.10.         Covenants Not to Convey..................................... 23

V.
COVENANTS OF PURCHASER................................................................. 23
             5.01.         Post-Closing Access to Information.......................... 23
             5.02.         Confidentiality............................................. 24
             5.03.         Best Efforts................................................ 24
             5.04          Bonuses..................................................... 25
             5.05          Tax Election................................................ 25

VI.
CONDITIONS TO CLOSING BY PURCHASER..................................................... 25
             6.01.         Consents.................................................... 25
             6.02.         Compliance.................................................. 25
             6.03.         Consents and Licenses....................................... 26
             6.04.         Opinion of Counsel.......................................... 26
             6.05.         No Action, Etc.............................................. 26
             6.06.         Legal Matters............................................... 26
             6.07.         No Adverse Change........................................... 26
             6.08.         Ownership of Shares and Assets.............................. 26
             6.09.         Delivery of Financial Statements............................ 26
             6.10.         Appraisals, Surveys and Reports............................. 27
             6.11.         Resignations................................................ 27
             6.12.         HHI Property................................................ 27
             6.13.         Promissory Note............................................. 27
             6.14.         Guarantee of The Suddath Companies.......................... 27
             6.15.         Releases.................................................... 27

VII.
CONDITIONS TO CLOSING BY THE SHAREHOLDERS.............................................. 28
             7.01.         Compliance.................................................. 28
             7.02.         Opinion of Counsel.......................................... 28
             7.03.         No Action, Etc.............................................. 28
             7.04.         Legal Matters............................................... 28



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
             7.05.         Consents.................................................... 28
             7.06.         Warrants and Registration Rights............................ 28
             7.07.         Bonuses and Management Fees................................. 29
             7.08.         HHI Property................................................ 29
             7.09.         Employment.................................................. 29

VIII.
INDEMNIFICATION........................................................................ 29
             8.01.         Indemnification............................................. 29
             8.02.         Purchaser's Indemnification................................. 30
             8.03.         Notification................................................ 30
             8.04.         Defense of Actions.......................................... 30
             8.05.         Payment/Limitations......................................... 31
             8.06.         Remedies.................................................... 32
             8.07.         Insurance................................................... 33
             8.08.         Assignment.................................................. 33
             8.09.         Cooperation................................................. 34
             8.10.         No Implications............................................. 34
             8.11.         Mitigation.................................................. 34
             8.12.         Special Indemnification Rights.............................. 34

IX.
MISCELLANEOUS.......................................................................... 36
             9.01.         Parties in Interest......................................... 36
             9.02.         Notices..................................................... 36
             9.03.         Expenses.................................................... 36
             9.04.         Finders' Fees............................................... 37
             9.05.         Entire Agreement............................................ 37
             9.06.         Amendment................................................... 37
             9.07.         Section and Other Headings.................................. 37
             9.08.         Counterparts................................................ 37
             9.09.         Parties in Interest......................................... 37
             9.10.         Severability................................................ 38
             9.11.         Assignment.................................................. 38
             9.12.         Choice of Law and Venue..................................... 38
             9.13.         Interpretation.............................................. 38
             9.14.         Consent to Assignment....................................... 38
             9.15.         Attorneys' Fees............................................. 39
             9.16.         Confidentiality............................................. 39
             9.17.         Termination................................................. 39



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                                    EXHIBITS

         Exhibit A                      Opinions of Counsel to the Company
                                        and the Shareholders

         Exhibit B                      Opinion of Counsel to Purchaser
         Exhibit C                      Form of Warrant
         Exhibit D                      Form of Registration Rights Agreement
         Exhibit E                      Guaranty of The Suddath Companies
         Exhibit F                      Release of Claims

                                   SCHEDULES

         Schedule 2.01(a) Number of Shares of Outstanding Common Stock of the Company

         Schedule 2.01(b)               Shareholders
         Schedule 2.03                  Options
         Schedule 2.04                  Taxes
         Schedule 2.05                  Litigation
         Schedule 2.06                  Compliance with Law
         Schedule 2.07                  Defaults
         Schedule 2.08(a)               Financial Statements
         Schedule 2.08(b)               Exceptions to Financial Statements
         Schedule 2.09(a)               List of Assets
         Schedule 2.09(b)               Ownership of Assets
         Schedule 2.10                  Contracts and Commitments
         Schedule 2.11                  Liabilities
         Schedule 2.12(a)               Employee Benefit Programs
         Schedule 2.12(b)               List of Employees and Compensation
         Schedule 2.13                  Insurance
         Schedule 2.14                  Distributions
         Schedule 2.15                  Trademarks
         Schedule 2.16                  Reports and Returns
         Schedule 2.18                  Consents and Approvals
         Schedule 2.19                  Certain Changes
         Schedule 2.21                  Defects in or Obsolescence of
                                        Certain Tangible Assets

         Schedule 2.25(d)               Unlicensed Waste Transporters
         Schedule 4.02(e)               Bonuses
         Schedule 8.12                  Special Indemnification Rights
         Schedule 9.02                  Notices



                                       iv

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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 25th day of October, 1996 by and among Belmont Homes, Inc., a Mississippi corporation ("Purchaser"), and Bellcrest Holding Co., Inc., a Florida corporation ("Holdings"), Joe H. Bell ("Bell"), James M. Birdwell ("Birdwell"), DeRoy Dailey, Jr. ("Dailey") and Glinn H. Spann ("Spann") (Holdings, Bell, Birdwell, Dailey and Spann are referred to each as a "Shareholder" and collectively as the "Shareholders").

                             PRELIMINARY STATEMENT

                  1. The Shareholders own all shares of the outstanding capital stock (together with options to be exercised pursuant to Section 1.02 of this Agreement immediately prior to the Closing, the "Shares") of Bellcrest Homes, Inc., a Georgia corporation (the "Company").

                  2. The Company owns and operates two manufactured home production facilities in Millen, Georgia (the "Facilities").

                  3. The Shareholders desire to sell, and Purchaser desires to purchase, the Shares in consideration for the payments to be made as described hereunder.

                  In consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                       I.
                             PURCHASE OF THE SHARES

                  1.01. Purchase of the Shares. At the Closing (as hereinafter defined), the Shareholders will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from the Shareholders. At the Closing, the Shareholders will deliver to the Purchaser certificates representing the Shares duly endorsed, together with stock transfer powers duly endorsed, for transfer to the Purchaser.

                  1.02. Exercise of Outstanding Options. Immediately prior to the Closing, Birdwell and Dailey shall exercise their options to purchase 18 and 14 shares of the common stock, par value
$1.00 per share, of the Company, respectively, and shall each pay to the Company the aggregate exercise prices for such shares of common stock as stated in their respective option agreements with the Company. Birdwell and Dailey recognize and agree that the proceeds they receive at the Closing will be net of the tax withholding obligations of the Company and that Purchaser will pay the amount of such withholdings directly to Bellcrest at Closing. Purchaser and the Company agree that such amount paid by Purchaser to the Company shall be in connection with the tax withholding obligations of the Company. The Stock Option Agreements, as amended, between the Company and each of Birdwell and Dailey shall be automatically terminated at Closing.

                  1.03.    Purchase Price.

                  (a) The aggregate purchase price for the Shares to be paid at Closing shall be a sum equal to $9,500,000 (the "Downpayment") (as reduced by $20,000 with respect to the portion of such funds to be paid to Holdings to cover the legal fees of Purchaser in connection with the Registration Rights Agreement (as hereinafter defined)). In addition, Purchaser shall pay, subject to the terms of this Agreement, the following additional, aggregate amounts (collectively, the "Earnout"): (i) $1,000,000 within sixty (60) days after December 31, 1996, if the pre-tax net income of the Company for the fourth fiscal quarter ended December 31, 1996 equals or exceeds the target of $625,000; (ii) $1,250,000 within sixty (60) days after December 31, 1997, if the pre-tax net income of the Company for the fiscal year ended December 31, 1997 equals or exceeds the target of $4,000,000; and (iii) $1,250,000 within sixty (60) days after December 31, 1998, if the pre-tax net income of Company for the fiscal year ended December 31, 1998 equals or exceeds the target of $5,000,000. If the pre-tax net income of the Company for a fiscal year specified above fails to meet the target specified above for any such fiscal period, then Purchaser shall pay to the Shareholders, within sixty (60) days after the end of the fiscal period in question, an aggregate amount equal to the amount specified to be paid if the target amounts of pre-tax net income are attained multiplied by a fraction, the numerator of which is equal to the actual pre-tax net income of the Company for the applicable period, and the denominator of which is the target amount specified above for such period. The Earnout payments shall be timely made, without deduction, set off or recoupment (except as provided in Article VIII below). Pre-tax net income shall be determined based on a certification prepared by a representative of the Shareholders prepared in accordance with generally accepted accounting principles ("GAAP"), but excluding any extraordinary items (the "Certification"). The Certification shall be reasonably acceptable to Purchaser. The fiscal year shall terminate, for purposes of the Earnout, on December 31. Any changes from pre- Closing practices in the Company's accounting policies or principles will be disregarded for purposes of the Certification, or will result in a corresponding change in the target amount for the fiscal period in question. No corporate overhead of Purchaser, as opposed to the corporate overhead of the Company, shall be allocated to the Company for purposes of the Certification. The


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parties acknowledge that the Earnout Payments are portions of the Purchase
Price (as hereinafter defined) and shall be reported as "purchase price" for all purposes related to this Agreement.

                  Purchaser shall not, through any improper act or omission, impair the Company's ability to achieve the Earnout target amounts. Without limiting the generality of the foregoing, during the Earnout period Purchaser shall not: (i) unreasonably transfer the Company's key employees; (ii) diminish the Company's production or sales capacity; (iii) open or acquire new production facilities in Georgia or South Carolina unless benefiting the Company; (iv) cause the Company to sell or purchase raw materials, services, inventory, or products at prices significantly different from then-prevailing market prices; (v) directly or indirectly adjust product sales prices or costs for the sole purpose of reducing the pre-tax net income of the Company; (vi) discontinue maintenance of the Company's books and operations as a separate profit center for purposes of the Earnout; (vii) accelerate or allocate periodic costs (such as equipment maintenance or replacement) to the Company during the Earnout period in advance of, or in amounts disproportionate to, the normal course of the Company's business and historical practices. Upon written request, each Shareholder shall be entitled to receive quarterly and annual financial statements of the Purchaser and the Company throughout the Earnout period.

                  (b) Each Shareholder shall have 10 days following their receipt of the Certification to contest the Certification. Following the expiration of this 10-day period, the Certification shall become final and binding between the parties. If any Shareholder notifies the Purchaser in writing within such 10 day period of his or its disagreement with the Certification, then the amount of the Earnout payment which is not in dispute shall be promptly paid and Purchaser and the Shareholders shall hire a mutually acceptable independent public accounting firm to review and recalculate the Certification. Purchaser and the Shareholders shall be bound to such firm's recalculation of the Certification. If the review of the Certification results in an adjustment to the pre-tax net income stated in such Certification in an amount greater than a 1% variance, then the cost of such review shall be paid by Purchaser; if the variance is less than or equal to 1%, then the cost of such review shall be paid by the Shareholders.

                  Purchaser shall also pay to the Shareholders, as a part of the Earnout payments, interest at the rate of eight percent (8%) per annum for the period of delinquency on any such payment or portion thereof which is not paid in full by the original due date therefor, whether by reason of a disputed Certification, a disputed set-off, or otherwise; provided, however, that the Purchaser shall not be obligated to pay interest as a result of any dispute if such dispute is ultimately resolved in favor of the Purchaser. In the



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event of a "Disposition Transaction" or "Payment Default" (as hereinafter defined) the Earnout payments described above shall be accelerated, with the maximum amount thereof becoming due and payable in full at the effective date of such Disposition Transaction or Payment Default as if the Earnout target amounts had in each instance been achieved. For purposes of this Section 1.03, a "Disposition Transaction" shall mean any transaction or event by which Purchaser sells or liquidates (other than to itself or a wholly-owned subsidiary of itself, subject to all the restrictions (including without limitation subsection (a)(vi) above), or otherwise disposes of its ownership interest in the Company (or sells all or substantially all of the assets of the Company (except in the ordinary course of business)) during the Earnout period; and a "Payment Default" shall mean any failure by Purchaser to pay an Earnout payment in full pursuant to this Section 1.03 within five (5) days after written demand therefor is delivered to Purchaser by any of the Shareholders, except to the extent such non-payment results from a bona fide dispute as to a Certification (which was issued in good faith) as set forth above.

                  (c) Notwithstanding any statement contained in this Section
1.03 to the contrary, (i) in the event that Purchaser's workers compensation or unemployment experience rating is applied to the Company during the Earnout period, and such application reduces the pre-tax net income of the Company, then the pre-tax net income of the Company shall be adjusted to the extent necessary to eliminate any increased costs borne by the Company as a result of the application of the Purchaser's workers compensation or unemployment experience rating to the Company during the Earnout period; and (ii) if an event giving rise to a claim for indemnification (other than as a result of an intentional or fraudulent breach of this Agreement) by any Purchaser Indemnified Party (as hereinafter defined) under Article VIII of this Agreement reduces the pre-tax net income of the Company during the Earnout period, then, Purchaser agrees to exercise in good faith its reasonable judgment in determining (after taking into account all economic, timing issues, market impact and other factors relevant to the Shareholders, the Company and the Purchaser) whether the resulting Earnout payment to the Shareholders has been or will be inequitably reduced in view of the extent to which any and all indemnification payments actually received or set-offs actually asserted and realized by, or insurance proceeds actually paid or tax benefits actually accrued to, any Purchaser Indemnified Party under Article VIII of this Agreement wholly eliminates the effect on pre-tax net income (of the Company and of Purchaser) of such event giving rise to the claim for indemnification, in which case the calculation of the Earnout payment shall be adjusted by Purchaser to eliminate or reduce such inequity accordingly.


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                  1.04     Method of Payment. The Downpayment and, to the
extent earned, the Earnout (collectively the "Purchase Price") shall be payable as follows:

                  (a) Downpayment. The $9,500,000 Downpayment shall be paid at Closing by cash, wire transfer, or other immediately available U.S. funds to the Shareholders (or, if prior written notice is received by Purchaser, to their respective heirs, estates, personal representatives, successors, or assigns) in accordance with the percentage of ownership set forth in Schedule 2.01(b).

                  (b) Earnout. Subject to the set-off rights of Purchaser under
Article VIII of this Agreement, Purchaser's obligation to make the Earnout payments pursuant to the terms and conditions of Section 1.03 shall become irrevocable at Closing; and thereafter the Earnout payments shall be made at the times and in the amounts determined in accordance with Section 1.03 by cash, wire transfer, or other immediately available U.S. funds to the Shareholders (or, if prior written notice is received by Purchaser, their respective heirs, estates, personal representatives, successors, or assigns) in accordance with the percentage of ownership set forth in Schedule 2.01(b).

                  1.05. Closing. The closing of the stock purchase (the "Closing") shall take place on the date hereof, or as soon as practicable following the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (or on such other date as the parties shall mutually agree) (the "Closing Date"), at the offices of Waller Lansden Dortch & Davis, in Nashville, Tennessee, or at such other location as the parties shall mutually agree.

                  1.06. Further Assurances. From time to time after Closing, at any party's request, and without further consideration, the other parties will execute, acknowledge and deliver all instruments of further assurance and do all such acts and things as may reasonably be required more effectively to complete the purposes, terms, conveyances, conditions, or obligations set forth hereunder; and, in the case of contracts and rights, if any, which cannot be transferred effectively without consent of third parties which is unobtainable, the Shareholders will use their best efforts to secure for Purchaser and its assignees the benefits thereof.


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                                      II.
              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder, jointly and severally, represents, warrants and agrees as follows:

                  2.01. Organization and Standing. (a) The Company is duly organized, validly existing and in good standing under the laws of Georgia and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Except as set forth in Schedule 2.01(a), the Company is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified will have a material adverse affect on operations or financial results or condition of the Company, taken as a whole. The Company has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws as presently in effect. The Company has no subsidiaries. The Shareholders own the number of Shares as set forth on Schedule 2.01(a), which represents all of the outstanding capital stock of the Company. The name, address, number of Shares owned by, and percentage of ownership of each Shareholder is set forth on Schedule 2.01(b).

                           (b)  Holdings is duly organized, validly existing
and in good standing under the laws of the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Holdings is qualified to do business as a foreign corporation in each jurisdiction where the ownership of property or the conduct of business would require such qualification. Holdings has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws as presently in effect. Holdings has no subsidiaries other than the Company. The representations and warranties contained in this Section 2.01(b) are given by the Shareholders (other than Holdings) to the best knowledge of such other Shareholders.

                  2.02. Authority for Agreement; Validity; Binding Obligation. Each Shareholder has, and at the Closing Date will have, good and valid title to the number of Shares as set forth on Schedule 2.01(b), free and clear of any liens, encumbrances or claims, and full right, power and authority to sell and deliver such Shares to Purchaser (which representation and warranty is given by each Shareholder only to the best of its knowledge as to the other Shareholders). Upon delivery of and payment for such Shares pursuant hereto at Closing, good and valid title thereto, free of any liens, encumbrances or claims, will be transferred to Purchaser (which representation and warranty is given by each Shareholder only to the best of its knowledge as to the other Shareholders). The Shares listed on Schedule 2.01(a) constitute, in the aggregate, all of the issued and outstanding securities of the Company. Each Shareholder has all legal right, power and authority, and has obtained any approval required by law (subject to HSR Act approvals), to enter into this Agreement to sell, assign, transfer and deliver the Shares owned by him or it. This Agreement constitutes the valid and binding agreement of each Shareholder, enforceable against him or it in accordance with its terms.

                  2.03. Capitalization. The authorized capital stock of the Company consists of 7,500 shares of common stock, par value $1.00 per share, of which 808 shares are validly issued, fully paid and nonassessable. The Company has 214 treasury shares. Following the exercise of the options set forth in
Section 1.02 of this Agreement immediately prior to Closing, the Company will have 840 shares of its common stock, par value $1.00 per share, issued and outstanding, and all of such shares of common stock will be validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.03, there are no existing agreements, options, warrants, rights, calls or commitments of any character to which either the Company or any of the Shareholders is a party or by which any of them is bound providing for the issuance of any additional shares or securities, the sale of treasury shares, or for the repurchase or redemption of shares of stock or other securities of the Company, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitments to issue such securities or instruments. The issuance of the outstanding shares of the common stock of the Company was exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), and all applicable state securities laws. Any repurchase or redemption of shares of common stock or other securities of the Company by the Company, and any purchase or other acquisition of shares or securities of the Company by a Shareholder from any other person or entity, have complied in each instance with all applicable state and federal laws, regulations and rulings including, without limitation, the 1933 Act and the Securities Exchange Act of 1934, as amended.

                  2.04. Taxes. Except as set forth in Schedule 2.04, the Company has filed all federal, state and local tax returns or information returns required to be filed by it to date. All of such returns have been prepared accurately and filed in accordance with applicable laws and regulations. Except as set forth on Schedule 2.04, the Company has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable by it. Except as set forth on Schedule 2.04, the Company has not (i) been audited by any taxing authority, (ii) received notice that any taxing authority contemplates such an audit, (iii) signed any extension agreement with any taxing authority, or (iv) received notice of any deficiencies, adjustments, assessments or other charges with respect to taxes paid or payable.

                  2.05. Litigation. Except as set forth on Schedule 2.05, to the best of the Shareholders' knowledge, there is no litigation, proceeding, claim or governmental investigation pending or threatened against the Company at law or in equity before any court or other governmental agency which either individually or in the aggregate (i) could have a materially adverse effect on the business of the Company or its ability to operate the Facilities or (ii) seeks to prevent, restrain or interfere with the consummation of the transactions contemplated by this Agreement.

                  2.06. Compliance with Law and Other Regulations. Except as set forth on Schedule 2.06, to the best of the Shareholders' knowledge, the Company is in material compliance with all requirements of federal, state and local law and all governmental bodies or agencies having jurisdiction over it, and has all licenses, permits, certificates and authorizations required for, the conduct of its business, the operation of the Facilities and all premises occupied by it. The Company has not, to the best of the Shareholders' knowledge, received any notice, not heretofore complied with, from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, Facilities, assets, or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public or quasi-public authority or body.

                  To the best of the Shareholders' knowledge, the Company operates the Facilities and conducts its business in compliance with (i) the National Manufactured Home Construction and Safety Standards Act of 1974, as amended, and the regulations promulgated thereunder by the U.S. Department of Housing and Urban Development ("HUD"), and (ii) the Magnuson-Moss Warranty Federal Trade Commission Improvement Act, as amended, and all state laws and regulations relating to warranty disclosure. To the best of the Shareholders' knowledge, each of the Facilities, and the plans and specifications of each manufactured home produced by the Company, has been approved for compliance with applicable federal regulations by Hilburn, Werner & Carter ("HWC"), a HUD-designated inspection agency. To the best of the Shareholders' knowledge, the materials used in manufactured homes produced by the Company meet HUD standards, including, without limitation, regulations relating to formaldehyde emissions and component materials. To the best of the Shareholders' knowledge, the Company has, where required, posted bonds with respect to consumer warranty claims, but, except as set forth on Schedule 2.06, no claims have been made with respect to these bonds.

                  2.07. Defaults; No Violation. Neither the Company nor any Shareholder is in default under, and no event has occurred which, with the lapse of time or action by a third party, would result in a default under, any outstanding indenture, mortgage, contract or other agreement or instrument to which it is a party or by which the Company or any Shareholder is bound (which representations and warranties are given by each Shareholder only to the best of its knowledge as to the other Shareholders). Neither the execution and delivery of this Agreement nor the performance by the Shareholders of their obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or of Holdings; (b) except as set forth on Schedule 2.07, violate, be in conflict with, constitute a default under, or permit the termination of any contract to which the Company or any Shareholder is a party or is bound, or cause the acceleration of the maturity of any debt or obligation of the Company or of Holdings, (c) except as set forth on Schedule 2.07, require the consent of any other party to, or result in the creation or imposition of any lien upon any of the Assets (as hereinafter defined) under, any agreement or commitment to which either the Company or any Shareholder is a party; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which either the Company or any Shareholder is subject (which representations and warranties are given by each Shareholder only to the best of its knowledge as to the other Shareholders). "Assets" means all assets to be owned by the Company on the Closing Date and shall include, without limitation, corporate office assets, the real property and all improvements located thereon in Millen, Georgia and all other assets, whether real, personal, tangible or intangible, listed on the balance sheet of the Company as of September 28, 1996 (the "September Financial Statement"), other than such listed assets as are disposed of or consumed by the Company after September 28, 1996 in the ordinary course of business and consistent with historical practices.

                  2.08. Financial Statements. (a) The financial statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995, with the audit reports thereon of Alday, Tillman, Wright & Giles, P.C., independent accountants, and interim unaudited financial statements for the period ending September 28, 1996 copies of which are attached hereto as Schedule 2.08(a), have been prepared in accordance with GAAP (except that the interim Financial Statements for the period ended August 31, 1996 are not accompanied by notes (that if presented would not differ materially from those in the most recent audited financial statements of the Company), are not based upon a physical inventory, and are subject to normal year-end audit adjustments as would be required by GAAP (the effect of which will not, individually or in the aggregate, be materially adverse)), reflect the consistent application of such accounting principles throughout the periods involved, and fairly present the financial condition and the results of operations of the Company as of the dates thereof. The financial statements set forth in Schedule 2.08(a) are collectively, together with the notes thereto, referred to as the "Financial Statements." Except as reflected on Schedule 2.08(b), the Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, of the type or nature required by GAAP to have been reflected or provided for in financial statements or the notes thereto, existing at the dates thereof.

                  (b) The accounts receivable reflected on the September Financial Statement arose in the ordinary course of business and, except as reserved against on the September Financial Statement under the item "accrued expenses" and consistent with the practice described in Note 9 of the audited financial statements of the Company for the fiscal year ended December 31, 1995 (which reserves are adequate and consistent with past practice), shall have been by Closing collected or are collectible consistent with past practice, free of any claims, rights or defenses of any account debtor, except as arise in the ordinary course of business (which are not in the aggregate material).

                  (c) For purposes of Sections 2.08 and 2.11 of this Agreement, in determining whether a Financial Statement fairly presents the financial position or results of operations at the date thereof: (i) any omission or understatement of a liability or expense or overstatement of an asset or revenue, will be offset by any omission or understatement of an asset or revenue or overstatement of a liability or expense, and vice versa (but only to the extent permitted by GAAP and consistent with the materiality limits that have been set by the Company's independent auditors); (ii) the subject Financial Statement will be considered as a whole; and (iii) changes in accounting policies or principles made by Purchaser will be disregarded.

                  2.09. Ownership of Properties. Schedule 2.09(a) sets forth a list of all of the Assets, including, as to real property owned or leased by the Company (the "Real Property"), the legal description of the Real Property, as of September 28, 1996. Except as set forth on Schedule 2.09(b), the Company has good and marketable title to all of the Assets owned by it and good and valid leasehold estates in all of the Assets leased by it, free and clear of mortgages, security interests, liens, defects, charges, encumbrances, restrictions, and rights of third parties (excluding accounts payable in the ordinary course of business).
Schedule 2.09(b) also includes a current UCC lien search for the

Company showing perfected liens relating only to the liabilities set forth on the Financial Statements and on Schedule 2.10.

                  2.10. Contracts and Commitments. Except as described on
Schedule 2.10 hereto the Company does not have any agreements or commitments, including, without limitation, (a) any agreement restricting competition or (b) any commitments or obligations, contingent or otherwise, under any contract or agreement (i) for the purchase or sale of supplies, services or other items in excess of $10,000 in any one instance, (ii) for the purchase or sale of any equipment or machinery which is capitalized or which is expensed and in excess of $10,000, (iii) for the performance of services for others in excess of $10,000 in any one instance or extending beyond the end of the current fiscal year, (iv) for the lease of any property, tangible or intangible, or (v) with any shareholder, partner, officer or director of the Company or any affiliate of such persons. Each agreement listed on Schedule 2.10 is in full force and effect on the date hereof and is not, to the best of the Shareholders' knowledge, in default by any party thereto, and true and correct copies of each (or written summaries of oral agreements) thereof have been delivered to Purchaser.

                  2.11. No Other Liabilities or Adverse Conditions. With the exception of the liabilities set forth or reserved against on the Financial Statements and specifically referenced as such on the Schedules hereto, and the liabilities incurred in the ordinary course of the business of the Company since the date of the latest Financial Statements or set forth on Schedule 2.11, to the best of the Shareholders' knowledge, the Company does not have any liabilities of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due required by GAAP to be reflected thereon or included therein, and to the best of the Shareholders' knowledge, there has not occurred or arisen any event, condition or change to the financial condition, business, Assets, operations or the specific prospects of the Company (as opposed to general economic or industry trends) that might result in a material adverse change to the financial condition, business, Assets, operations or the specific prospects of the Company (as opposed to industry trends).

                  2.12. Labor, Employment Contracts and Employee
Benefit Programs. The Company does not have, and at the Closing Date will not have, any obligations, contingent or otherwise, written or oral, under any employment contract, collective bargaining agreement, pension or retirement plan, bonus plan, or other employee contract or non-terminable agreement, group insurance, group hospitalization or other employee benefit plan, other than (i) those listed in Schedule 2.12(a), true and correct copies, certificates or descriptions of which have been delivered to Purchaser, (ii) normal salary or wage accruals, and (iii) paid vacations, sick leave and holiday accruals. The Company has performed all obligations required to be performed under all such plans and is not in arrears in any material respect under any of the terms thereof. The Company has not engaged in discussions with respect to any collective bargaining agreement or been the subject of any election with respect to the unionization of any employees, and no such discussions or elections are now pending or threatened or contemplated. The Company has complied in all material respects with all applicable federal and state laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, and payment of Social Security taxes or any state taxes. The names and current aggregate annual compensation rates as of the date hereof of each employee of the Company receiving regular compensation at a rate in excess of $25,000 per annum (exclusive of overtime pay) are set forth in Schedule 2.12(b). There is no employee benefit plan established or maintained for employees of the Company, or to which contributions have been made by the Company, which is subject to Title IV or
Part 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                  2.13. Insurance Coverage. The Company maintains in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 2.13. True and correct copies of all such policies, and all endorsements thereto, have been delivered to Purchaser.

                  2.14. Distributions. Since September 28, 1996, there has not been any distribution or payment by the Company, directly or indirectly, of any money or other property to its shareholders, officers or directors, except as reflected in Schedule 2.14.

                  2.15. Trademarks, Trade Names, Etc. Set forth on Schedule
2.15 is a description of each trademark, trade name, or service mark held by the Company and any current registration or application with respect thereto. The Company does not use, and has not used, the intellectual property of any other person or entity, except as described in Schedule 2.15.

                  2.16. Reports and Returns. Except as set forth in Schedule 2.16, the Company has (i) filed all reports and returns heretofore required by federal, state or municipal authorities and to the various governmental authorities which control, directly or indirectly, any of its activities, and
(ii) paid all sums heretofore due with respect to such reports and returns. No such report or return has been materially inaccurate, incomplete or misleading.

                  2.17. Additional Documents Supplied by the Company. The Company has delivered to Purchaser true and exact copies of (i) all appraisal reports, surveys or other documents prepared since

January 1, 1993 which evaluate or describe the business of the Company, the Facilities or any of the Assets; and (ii) a complete list of all equipment owned by the Company as of September 28, 1996 which includes a description of each item thereof, the date of its purchase, its cost, its estimated life for book purposes, the amount of depreciation accrued thereon, any warranties with respect thereto and any records of repairs to such equipment. The Shareholders do not warrant or represent the completeness, accuracy, or reliability of the values established in any such appraisal report or equipment list, and are not obligated to update such list for changes in equipment after such date.

                  2.18. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by either the Company or any Shareholder in connection with the execution, delivery and performance of this Agreement, except under the HSR Act and as set forth in Schedule 2.18.

                  2.19. Absence of Certain Changes. Except as set forth on Schedule 2.19 or permitted or contemplated by this Agreement, since December 31, 1995, the Company has not:

                           (a)      Amended its Articles of Incorporation or
                  Bylaws;

                           (b) Made any capital expenditures, except as reflected in the September Financial Statement;

                           (c)      Changed its method of accounting;

                           (d) Increased the compensation of any officer or
                  director or of any employee whose individual remuneration exceeds $25,000 annually except in the ordinary course of business consistent with past practice;

                           (e) Permitted or allowed any of the Assets to be subjected to any claim, charge, lien or encumbrance;

                           (f) Cancelled or compromised any debts or waived or
                  permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of the Assets except in the ordinary course of business and consistent with past practice;

                           (g) Increased accounts payable (except in proportion with the Company's increase in net sales since December 31, 1995);

                           (h) Entered into any commitment or transaction not in the ordinary course of business and consistent with past practice;

                           (i)      Suffered any material damage to or
                  destruction of any of the Assets not covered by insurance, ordinary wear and tear excepted; or

                           (j) Agreed, whether in writing or otherwise, to take any action described in this Section 2.19.

                  2.20. Certain Payments. Neither the Company nor any Shareholder nor any other person acting on its behalf has made or received any "sensitive" payments (as hereinafter defined), and no such person has maintained any unrecorded cash or noncash assets out of which any "sensitive" payments might be made (which representation and warranty is given by each Shareholder only to the best of its knowledge as to the other Shareholders). "Sensitive" payments mean, whether or not illegal, (i) payments to or from governmental officials or employees, (ii) commercial bribes or kick-backs,
(iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of the Company, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise), in any case made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe or inducement, influence payment or kickback.

                  2.21. Defects in Property.  Except as provided in
Schedule 2.21, to the best of the Shareholders' knowledge, there are no material defects in the condition of the furniture, fixtures, equipment or other tangible personal property constituting a portion of the Assets which have not been corrected or which will impair the condition of the Assets or the operation of the Facilities. Except as provided in Schedule 2.21, to the best of Shareholders' knowledge, there is no material defect in the Real Property, the structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the parking and loading areas, that would adversely effect the operation of the Company's business, and all such systems are safe and adequate for the uses to which they are put in the operation of the business. The Real Property and all Assets are in good operating condition, ordinary wear and tear excepted.

                  2.22. Utility Services and Easements. To the best of the Shareholders' knowledge, there are no defects or deficiencies in any necessary utility services and easements for such services including, without limitation, electrical, gas, water, sewer and telephone.

                  2.23. Free from Infestation. To the best of the Shareholders' knowledge, the Real Property is substantially free from infestation by rodents, termites or other insects or animals.

                  2.24. Zoning. The present use of the Real Property is permitted, and each improvement to the Real Property is a conforming structure under applicable zoning and building laws and ordinances. There are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property. No variance, special permit, special exceptions or other approval is required under the local zoning or planning laws from any governmental or administrative body to conduct the business of the Company on the Real Property as it is currently conducted.

                  2.25. Environmental Conditions.

                  (a) To the best of the Shareholders' knowledge, the Company is currently in compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company of all permits and other governmental authorization required under applicable Environmental Laws to operate the business as currently operated, and is in compliance with the terms and conditions thereof.

                  (b) To the best of the Shareholders' knowledge, the Company has not stored any Hazardous Substances (as defined below) on any of the Real Property, except in compliance with applicable Environmental Laws.

                  (c) To the best of the Shareholders' knowledge, the Company has not unlawfully disposed of or released any Hazardous
Substances on any of the Real Property.

                  (d) To the best of the Shareholders' knowledge, the Company has not utilized any unlicensed or unpermitted transporters or disposal facilities for the transport or disposal of Hazardous Substances except as indicated on Schedule 2.25(d).

                  (e) To the best of the Shareholders' knowledge, neither the Company nor any Shareholder has received any communication (written or oral), whether from a governmental authority, citizen's group, employee or otherwise, that alleges that such entity is not in full compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the best of Shareholders' knowledge, threatened against the Company.

                  (f) To the best of the Shareholders' knowledge, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, and neither the Company nor any Shareholder knows of any such actions, activities, circumstances, conditions, events or incidents.

                  (g) To the best of the Shareholders' knowledge, the Real Property and, to the best knowledge of the Company, adjoining properties, have never been utilized for any industrial or commercial operation involving any Hazardous Substance except in the ordinary course of business.

                  The following terms shall have the following meanings:

                  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means the federal, state (including specifically, without limitation, the State of Georgia), regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

                  "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, friable asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous waste", "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law and medical or infectious waste.

                  2.26. Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and schedules thereto, nor the closing documents, in each case except as disclosed to Purchaser in writing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading (which statement or omission was intentionally or recklessly made by any Shareholder). The Shareholders make no, and specifically disclaim all, other representations and warranties whatsoever, except as set forth herein and in the closing documents.

                  2.27. Materiality. For purposes of this Article II, "material" means an amount in excess of $30,000, either individually or in the aggregate.

                                      III.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents, warrants and agrees as follows:

                  3.01. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Purchaser has full power and authority to carry on its business as now conducted.

                  3.02. Authority for Agreement. The Board of Directors of Purchaser has duly authorized the execution and performance of this Agreement. The shareholders of Purchaser are not required to approve this Agreement or the transactions contemplated hereby. The consummation of the transactions contemplated in this Agreement and the fulfillment of the terms of this Agreement by Purchaser will not result in a breach of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, or other agreement or instrument to which the Purchaser is a party, by which the Purchaser is bound, or to which any of the Purchaser's assets are subject, or of any order, rule, or regulation of any governmental body applicable to the Purchaser or its property. The Purchaser has all legal right, power, and authority, and has obtained any approval required by law (subject to HSR Act approvals), to enter into this Agreement to acquire the Shares and pay the Purchase Price. This Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms.

                  3.03. Consents. The execution and performance of this Agreement will not violate any provision of, or result in the breach of, or constitute a default under, or require any consent under any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Purchaser or its assets or properties may be bound, or constitute a violation or an event that, with notice or passage of time or both, would be a violation of its charter or bylaws.

                  3.04. Litigation. There is no litigation, proceeding, claim or governmental investigation pending or, to the best of Purchaser's knowledge, threatened against Purchaser at law or in equity before any court or other governmental agency which seeks to prevent, restrain or interfere with the performance by Purchaser of this Agreement.

                  3.05. Purchase For Investment. The Shares to be acquired by Purchaser pursuant to this Agreement will be acquired for the Purchaser's own account for investment purposes only and without any present intention to resell, transfer or otherwise dispose of the Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any other person, with respect to any of the Shares to be acquired hereunder. Purchaser understands that the Shares are not registered under the 1933 Act or any applicable state securities laws and that any sale, transfer or other disposition of the Shares by Purchaser must be made only pursuant to any effective registration under applicable federal and state securities laws or any available exemption therefrom. Purchaser acknowledges that the certificates representing the Shares will bear certain legends required by applicable securities laws. Purchaser has total assets in excess of $5,000,000, and has such knowledge and experience in financial, business, and investment matters that it is capable of evaluating the risks and merits of acquiring the Shares. No compensation or consideration to be paid by Purchaser to the Shareholders shall constitute a commission in connection with the sale or purchase of the Shares by Purchaser. The Shares were not offered to Purchaser by, and Purchaser is not otherwise aware of, any general advertising or general solicitation in connection with the sale of the Shares to Purchaser. As a result of Purchaser's investigation of the Company, none of Purchaser's executive officers is aware, as of the date of this Agreement, of any breach of a representation or warranty made by the Shareholders in Article II, except as set forth in a notice pursuant to Section 4.01, if any.

                  3.06 Financial Status. (a) The financial statements of Purchaser for the fiscal years ended December 31, 1993, 1994 and 1995, with the audit reports thereon of KPMG Peat Marwick LLP, independent accountants, and the quarterly unaudited financial statements for the current fiscal year of the Purchaser, all as filed with the Securities and Exchange Commission, have been prepared in accordance with GAAP (except the absence of notes to the unaudited financial statements (that if presented would not differ materially from those in the most recent audited financial statements of the Company), are not based upon a physical inventory, and are subject to normal year-end audit adjustments as would be required by GAAP (the effect of which will not, individually or in the aggregate, be materially adverse)), reflect the consistent application of such accounting principles throughout the periods involved, and fairly present the financial condition and results of operations of the Purchaser as of the dates thereof. The financial statements subject to this Section are collectively, together with the notes thereto, referred to as the "Purchaser Financial Statements." The Purchaser Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, the Purchaser, fixed or contingent, of the type or nature required by GAAP to have been reflected or provided for in financial statements or the notes thereto, existing at the dates thereof.

                  (b) In determining whether a Purchaser Financial Statement fairly presents the financial position at the date thereof: (i) any omission or understatement of a liability or expense or overstatement of an asset or revenue, will be offset by any omission or understatement of an asset or revenue or overstatement of a liability or expense, and vice versa (but only to the extent permitted by GAAP and consistent with the materiality limits that have been set by the Purchaser's independent auditors); (ii) the subject Financial Statement will be considered as a whole; and (iii) changes in accounting policies or principles made by Purchaser will be disregarded.

                                      IV.
                        COVENANTS OF THE SHAREHOLDERS

                  Each Shareholder covenants and agrees on his own behalf to use, and to cause the Company to use, best efforts as follows:

                  4.01. Examination by Purchaser. The Shareholders shall cause the Company to accord to Purchaser, its counsel, accountants, and other representatives full access throughout the period prior to the Closing to all of the properties, books, contracts, commitments, records and customers of the Company and to furnish Purchaser during such period with all such information concerning the business and properties of the Company as Purchaser reasonably may request. Purchaser acknowledges that it will rely exclusively upon this Agreement and the results of Purchaser's own investigation in making its investment decision respecting the Shares.

                  4.02. Conduct Pending Closing. From the date hereof until Closing, the Shareholders shall not allow the Company to:

                  (a) fail to maintain in effect adequate casualty, public liability and workers' compensation insurance coverage;

                  (b) fail to use its best efforts (i) to maintain the Assets in their present condition, (ii) to comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (iii) to operate its business in the manner necessary to maintain its reputation and the good will of its customers, and (iv) to keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted;

                  (c) enter into, renew, amend, breach or terminate any contract or agreement to which it is a party other than in the ordinary course of business;

                  (d) declare or make any distributions to its shareholders;

                  (e) increase the salary of or declare or pay any bonus to any employee (other than wage adjustments for non-salaried employees pursuant to annual reviews in the ordinary course of business), except the previously accrued bonuses and management fees set forth on Schedule 4.02(e) may be paid by the Company prior to the Closing Date;

                  (f) except with regard to the transfer of the Company's Hilton Head, South Carolina property to Glinn H. Spann for book value (and the assumption or satisfaction of the existing mortgage on the property by Mr. Spann) sell, lease or transfer any of the Assets other than in the ordinary course of business and consistent with past practice or subject same to a new mortgage, pledge, lien, encumbrance or any other charge or claim;

                  (g) engage in any other material transaction other than in the ordinary course of business and consistent with past practice;

                  (h) fail to deliver to Purchaser any notice or other information regarding pending or threatened litigation in respect of it or its operations;

                  (i) issue, sell or deliver, or commit to do so, any stock or other securities or amend the term of any outstanding securities except pursuant to Section 1.02 of this Agreement;

                  (j) take, fail to take, or permit any action (within the Company's control), the result of which would be to make any representation or warranty of Article II untrue, or prevent the satisfaction of any condition set forth in Article VI;

                  (k) except as required by this Agreement, make any expenditure or incur any obligation, in excess of $25,000, without the prior written consent of Purchaser (except to purchase raw materials in the ordinary course of business).

                  4.03. Notice of Adverse Change. Each of the Shareholders will advise Purchaser in writing of any material adverse change in the Assets, the Facilities or the business, or financial condition or the specific prospects (as opposed to general economic or industry trends) of the Company, taken as a whole, from the date of this Agreement to the Closing Date.

                  4.04. Post-Closing Access to Information. Following the Closing, the Shareholders will, upon written request, make reasonably available to Purchaser's agents, independent auditors and/or governmental agencies such documents and information as may be available relating to the Assets and liabilities for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

                  4.05. Best Efforts. Each of the Shareholders will use his, her or its commercially reasonable, best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of the Shareholders shall use its commercially reasonable, best efforts to secure (and to assist Purchaser in securing) all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the Company, the Shareholders and Purchaser hereunder.

                  4.06. Licenses; Permits. Each of the Shareholders will, and will cause the Company to, cooperate in all reasonable respects with Purchaser in its applications to obtain such licenses and permits, if any, as may be necessary in order for the Purchaser to operate the business as it is currently operated.

                  4.07. Exclusivity. From and after the date of this Agreement, until the termination of this Agreement, neither the Company nor any Shareholder shall, except pursuant to this Agreement, (i) offer for sale the Assets or the Shares (or any portion thereof) or any ownership interest of any entity owning any of the Assets or the Shares, (ii) solicit offers to buy all or any portion of the Assets or the Shares or any ownership interest of any entity owning any of the Assets or the Shares, (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation or looking toward a merger or consolidation of any entity owning any of the Assets or the Shares, (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of the Assets or the Shares (or any portion thereof) or any ownership interest in any entity owning any of the Assets or with respect to any merger, consolidation, or similar transaction involving any entity owning any of the Assets, or (v) furnish or cause to be furnished any information with respect to the Company or the Assets to any person that either the Company or any Shareholder knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization. If after August 21, 1996 and before any termination of this Agreement, either the Company or any Shareholder receives from any Person (other than from Purchaser) any offer, inquiry or informational request referred to above, the Company will promptly advise such Person, by written notice, of the terms of this Section 4.07 and will promptly advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser together with a copy of all documents that constitute, relate or refer to any and all responses to such offer, inquiry or request. Offers and sales of the Assets in the ordinary course of business consistent with past practice shall not constitute a violation of this Section 4.07.

                  4.08. Execution of Further Documents and Cooperation. From and after the Closing, upon the reasonable request of Purchasers, the Shareholders shall execute, acknowledge, and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, and assurances as may be required to convey and transfer to and vest in Purchaser and protect its right, title, and interest in all of the Shares and the Assets, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement. Shareholders shall cooperate with Purchaser in connection with the enforcement of Purchaser's rights pursuant to this Agreement; Purchaser shall cooperate with the Shareholders in connection with the enforcement of their rights pursuant to this Agreement.

                  4.09. Confidentiality. The Shareholders agree that all information concerning the business, operations, plans, prospects, employees, customers, financial status and offices of Purchaser that is not, or that does not become, generally available to the public prior to the Closing Date and obtained from Purchaser (the "Purchaser Information") shall be deemed confidential and shall not be disclosed to any person for any reason or purpose whatsoever, except in connection with this Agreement, to the Company and its directors, officers, agents, employees, representatives, counsel and accountants involved in this transaction, or as may be required by law or stock exchange or market regulation, or compelled by court order or discovery process. In no event shall the Purchaser Information be used competitively by any Shareholder. In the event this Agreement is terminated, all Purchaser Information shall, upon request, be returned to Purchaser, together with any and all copies made thereof.

                  4.10. Covenants Not to Convey. For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "Non-Conveyance Period"), the Shareholders hereby agree not to convey, distribute or transfer, in any manner whatsoever, and do hereby agree to hold as provided in this Section, at least the following amounts (the "Non-Conveyance Amounts") of the Downpayment received by them at Closing:
Holdings - $607,142; Spann - $297,619; Bell - $57,143; Birdwell - $21,429; and
Dailey - $16,667 (assuming that all outstanding options are exercised). In the event that one or more of the outstanding options are not exercised, the Non-Conveyance Amounts will be proportionately adjusted among the Shareholders in accordance with their stock ownership, so that the resulting total remains $1,000,000. The investment of the Non-Conveyance Amounts in the following vehicles during the Non-Conveyance Period shall not constitute a violation of this Section: interest bearing deposit or money market accounts maintained by, or certificates of deposit issued by, a financial institute insured by the FDIC or SIPC; treasury bills or notes, or any bonds or obligations which as to principal and interest constitute direct obligations of, or are guarantied by, the United States of America; certificates of deposit or banker's acceptances or interest-bearing deposits of banks or trust companies organized under the laws of the United States of America or any state thereof, which have capital and surplus of at least $25,000,000; commercial paper or finance company paper which is rated not less than prime - 1 or A-1 or their equivalents by Moody's or Standard & Poor's; bonds, obligations, or commercial paper of the United States of America or any state or political subdivision or instrumentality of the foregoing, the interest on which is excluded from gross income for federal income tax purposes, and which have maturities of two (2) years or less, and which are rated in one of the two highest categories for such securities by Moody's or Standard & Poor's; shares of any open-end diversified investment company registered under the Investment Company Act of 1940, as amended, which maintains a constant net asset value per share in accordance with regulations of the Securities and Exchange Commission, has aggregated net assets of not less than $25,000,000 on the date of purchase; or other investment grade securities which have demonstrated equivalent financial integrity.

                                       V.
                            COVENANTS OF PURCHASER

                  Purchaser covenants and agrees as follows:

                  5.01. Post-Closing Access to Information. Following the Closing, Purchaser will, upon written request, make reasonably available to the Shareholders' agents, independent auditors and/or governmental agencies such documents and information as may be available relating to the Company, Assets and liabilities for periods prior to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims, and such documents and information as may be available relating to the Company, Assets, and operations for periods after Closing to the extent reasonably necessary to verify the calculation of the Earnout payments. Purchaser shall retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and actually delivered to Purchaser for a period of at least three years from the Closing Date and shall make the same reasonably available after the Closing Date for such three-year period for inspection and copying by the Shareholders, at the sole cost and expense of the Shareholders, during the normal business hours of Purchaser, upon reasonable request and upon reasonable notice. In the event that Purchaser determines to destroy or dispose of such books, records, or other documents of the Company after such three-year period and prior to the sixth-year anniversary of the Closing Date, Purchaser shall first notify the Shareholders of such determination and provide the Shareholders a reasonable opportunity to retrieve same.

                  5.02. Confidentiality. Purchaser agrees that all information concerning the business, operations, plans, prospects, employees, customers, financial status and offices of the Company that is not, or that does not become, generally available to the public prior to the Closing Date and obtained from the Company (the "Company Information") shall be deemed confidential and shall not be disclosed prior to the Closing Date to any person for any reason or purpose whatsoever, except in connection with this Agreement, to Purchaser and its directors, officers, agents, employees, representatives, counsel and accountants involved in this transaction, or as may be required by law or stock exchange or market regulation, or compelled by court order or discovery process. In no event shall the Company Information be used competitively by the Purchaser or its affiliates prior to the consummation of the purchase of the Shares as contemplated within this Agreement. In the event this Agreement is terminated, all Company Information shall, upon request, be returned to the Company, together with any and all copies made thereof.

                  5.03. Best Efforts. Purchaser will use its commercially reasonable, best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Purchaser shall use its commercially reasonable, best efforts to assist the Shareholders in securing all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the Company, the Shareholders and Purchaser hereunder.

                  5.04 Bonuses. At or before Closing, Purchaser shall pay, or cause the Company to pay, fifty percent (50%) of the third quarter bonuses due Bell, Dailey, Birdwell, and certain other employees (except Spann) identified as eligible therefor and in the amounts set forth in Schedule 4.02(e), and one hundred percent (100%) of the accrued management fees due Holdings, accrued to them in the ordinary course of the Company's business consistent with past practice through September 28, 1996, all as described, including the amount due, on Schedule 4.02(e). Prior to December 31, 1996, Purchaser shall pay, or cause the Company to pay, the "Christmas Bonuses" accrued to certain employees in the ordinary course of business consistent with past practice, all as described on Schedule 4.02(e). As soon as practical after December 31, 1996 (but in no event later than March 31, 1997), Purchaser shall pay, or cause the Company to pay, the bonuses due Spann and the balance of the bonuses due Bell, Dailey, Birdwell, and all other employees identified on Schedule 4.02(e), accrued to them in the ordinary course of the Company's business consistent with past practice through September 28, 1996, pursuant to the formulae shown on Schedule 4.02(e).

                  5.05 Tax Election. Purchaser shall not make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, respecting this transaction.

                                      VI.
                       CONDITIONS TO CLOSING BY PURCHASER

                  Purchaser shall not be obligated to consummate the transactions contemplated hereby unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by Purchaser) prior to or at the Closing:

                  6.01. Consents. Purchaser shall have obtained all necessary consents and approvals, in form and substance reasonably satisfactory to Purchaser, necessary to consummate this transaction and to carry on the business of the Company as it is currently being conducted.

                  6.02. Compliance. All of the representations and warranties of each of the Shareholders contained in Article II of this Agreement shall have been true as of the date of this Agreement and shall be true as of the time of Closing, unless they reference a specific earlier date, in which case at Closing they shall be true as of such earlier date. Each of the Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied by them prior to or at the Closing.

                  6.03. Consents and Licenses. All necessary licenses, certifications, permits and approvals from federal, state and local governmental units for the transactions contemplated hereby, and for the continued operation of the Facilities following the consummation of the transactions contemplated hereby, shall have been issued to Purchaser in form and substance satisfactory to Purchaser.

                  6.04. Opinion of Counsel. Purchaser shall have been furnished the opinion of Nexsen Pruet Jacobs & Pollard, LLP, counsel to the Company and the Shareholders (other than Holdings), and the opinion of Kirschner, Main, Petrie, Graham & Tanner, counsel to Holdings, each dated the Closing Date, covering in the aggregate all the matters listed in Exhibit A in substantially the form of Exhibit A hereto.

                  6.05. No Action, Etc. No action or preceding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages from Purchaser, the Company or any Shareholder in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Purchaser.

                  6.06. Legal Matters. All customary actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters, shall have been approved by counsel to Purchaser, and such counsel shall have been furnished with all such customary opinions, documents and instruments as they shall have reasonably requested in connection with the transactions contemplated herein.

                  6.07. No Adverse Change. There shall not have been any change between the date of the latest Financial Statements and the Closing Date which has had or will have a material adverse effect on the business, operations, financial condition, Assets or the specific prospects (as opposed to general economic or industry trends) of the Company, taken as a whole.

                  6.08. Ownership of Shares and Assets. Purchaser and its counsel shall have been satisfied that the Shareholders have good and marketable title to the Shares, and that the Company has good and marketable title to the Assets owned by it, in each instance free and clear of any liens, encumbrances, security interests, options, restrictions and claims of any person, except as set forth on Schedule 2.09(b).

                  6.09. Delivery of Financial Statements. The Company shall have delivered to Purchaser (i) all historical financial statements of the Company as will comply with GAAP and as are otherwise reasonably sufficient to allow Purchaser to satisfy its obligations under Section 13 and 15 of the Securities and Exchange Act of 1934 (the "Exchange Act"), and (ii) all financial information and data as will satisfy Purchaser's obligations under the Exchange Act and the 1933 Act.

                  6.10. Appraisals, Surveys and Reports. Purchaser shall have received, at Purchaser's expense, such environmental surveys, surveys of and title insurance relating to the Real Property, and engineer's reports with respect to each of the Facilities, as it deems necessary, and all such surveys or reports shall be acceptable to Purchaser.

                  6.11. Resignations. There shall have been delivered to Purchaser concurrently with the Closing the resignations of all incumbent officers and directors of the Company, except Glinn H.
Spann.

                  6.12. HHI Property. On or before the Closing Date, the Shareholders shall have caused the Company to sell to Spann the Company's property in Hilton Head Island, South Carolina for book value, and Spann shall have assumed (or directed that a portion of his proceeds under this Agreement be paid at Closing to fully satisfy) all of the Company's obligations related to such property including, without limitation, the Company's obligations pursuant to any mortgage on the property. If so directed, Purchaser will promptly wire (or otherwise pay) funds to the lender with respect to such property. Spann hereby represents and warrants that, once such specified proceeds are paid to such lender, then the Company shall have no further obligation or liability with respect to the Hilton Head Island property.

                  6.13. Promissory Note. The Company shall have paid in full the promissory note (the "Kluttz Note") made by the Company in favor of Richard Kluttz, such amount not to exceed $427,000, plus interest.

                  6.14. Guarantee of The Suddath Companies.  The
Suddath Companies, a Florida corporation and the sole shareholder of Holdings, shall have executed and delivered to the Purchaser the Guaranty in the form attached as Exhibit E to this Agreement.

                  6.15. Releases. Each of the Shareholders and each of the Officers and Directors of the Company shall have executed and delivered to the Purchaser a Release of Claims in the form attached as Exhibit F to this Agreement.

                  In order for any condition precedent in this Article VI, the accomplishment of which is within the control of Purchaser, to be effective for the benefit of Purchaser, Purchaser shall have exercised its good faith and best efforts toward the accomplishing of same.

                                      VII.
                   CONDITIONS TO CLOSING BY THE SHAREHOLDERS

                  No Shareholder shall be obligated to consummate the transactions contemplated hereby unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by the Shareholders) prior to, or at, the Closing:

                  7.01. Compliance. All of the representations and warranties of Purchaser contained in Article III of this Agreement shall have been true as of the date of this Agreement and shall be true as of the time of Closing, unless they reference a specific earlier date, in which case at Closing they shall be true as of such earlier date. Purchaser shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  7.02. Opinion of Counsel. Purchaser shall have delivered to the Company and the Shareholders an opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, counsel to Purchaser, substantially in the form of Exhibit B hereto.

                  7.03. No Action, Etc. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of the Shareholders.

                  7.04. Legal Matters. All customary actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Company and the Shareholders, and such counsel shall have been provided with such customary opinions, documents and instruments as they shall have reasonably requested in connection with the transactions contemplated herein.

                  7.05. Consents. All necessary consents and approvals necessary to consummate this transaction shall have been obtained to the reasonable satisfaction of the Shareholders.

                  7.06. Warrants and Registration Rights. Purchaser and Holdings shall have executed and delivered the warrant in the form of Exhibit C hereto, and the Registration Rights Agreement in the form of Exhibit D hereto.

                  7.07. Bonuses and Management Fees. The accrued bonuses due Bell, Dailey, Birdwell, and certain other employees, and the accrued management fee due Holdings, all as reflected on the Company's books and records through September 28, 1996, shall have been paid by the Company pursuant to Section
5.04 of this Agreement.

                  7.08. HHI Property. The Company's Hilton Head Island, South Carolina property shall have been conveyed to Spann as contemplated herein.

                  7.09. Employment. Purchaser shall not have determined to terminate, or cause the Company to terminate, the employment of the Company's employees as of the completion of Closing. Purchaser shall have provided to Spann a letter setting forth the bonus arrangements applicable to Spann and certain other employees for periods after Closing, the material terms of which shall be consistent with the parties' August 21, 1996 letter agreement.

                  In order for any condition precedent in this Article VII, the accomplishment of which is within the control of the Shareholders or the Company, to be effective for the benefit of the Shareholders, the Shareholders and the Company shall have exercised their good faith and best efforts toward the accomplishing of same.

                                     VIII.

                                INDEMNIFICATION

                  8.01. Indemnification by the Shareholders. Subject to terms, conditions and limitations of this Article VIII, each of the Shareholders shall, jointly and severally, indemnify and hold harmless Purchaser, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each a "Purchaser Indemnified Party"), in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by any such Purchaser Indemnified Party as a result of each and all of the following:

                  (a) any misrepresentation or breach of any representation or warranty made by any Shareholder in this Agreement, including specifically, any misstatement or omission of any obligation or liability, contingent or otherwise, not disclosed in Schedules to this Agreement;

                  (b) the nonfulfillment or breach of any covenant, agreement or obligation of any Shareholder contained in this Agreement; and

                  (c) any taxes, penalties, fines, interest, awards or other amounts ultimately paid by the Purchaser or, following Closing, the Company, arising out of or relating the facts and circumstances set forth as exceptions 1-3 on Schedule 2.04 and 2.16.

                  8.02. Purchaser's Indemnification. Purchaser shall indemnify and hold harmless each Shareholder, each officer, director, employee, or agent thereof, their respective controlling persons, and their respective estates, successors and assigns (each a "Seller Indemnified Party") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such Seller Indemnified Party as a result of any nonfulfillment or breach of any representation, warranty, covenant, agreement or obligation of Purchaser contained in this Agreement.

                  8.03. Notification. Whenever any claim shall arise for indemnification hereunder, the Purchaser Indemnified Party or the Seller Indemnified Party (alternatively, as required by context, an "Indemnified Party") shall notify the party that would be liable to an Indemnified Party under this Agreement (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the Indemnifying Party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the Indemnifying Party pursuant to the provisions of this Article VIII. The notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 8.04.

                  8.04. Defense of Actions. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the Indemnifying Party admits in writing its liability, subject to the terms, conditions and limitations of this Article VIII, to the

Indemnified Party with respect to all material elements thereof; provided, however, that the Indemnifying Party may undertake to defend any such claim under a reservation of rights with respect to its obligations to the Indemnified Party under this Article VIII, provided further that, in such event, the Indemnified Party may fully participate in such defense and, in the event the Indemnifying Party is determined to be liable to the Indemnified Party under this Article VIII, then the Indemnifying Party shall also reimburse the Indemnified Party for all costs and expenses (including, without limitation, legal or other expenses for investigating or defending such action) incurred by the Indemnified Party in such defense. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the obligations of the Indemnifying Party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or legal proceeding. Each Indemnified Party agrees that it will cooperate with the Indemnifying Party in the defense of any such action, the defense of which is assumed by the Indemnifying Party. Except with the consent of the Indemnified Party, the Indemnifying Party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the Indemnifying Party has actually paid to the Indemnified Party the full amount of such judgment or settlement or the full amount of the indemnity limits hereunder, whichever is less. If the Indemnifying Party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. The Indemnifying Party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

                  8.05. Payment/Limitations. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check or wire transfer in the amount of the indemnification liability or by set-off against any amounts otherwise owed by Purchaser to such Shareholders (on a pro rata basis) or by any Shareholder to Purchaser, as the case may be, exercisable by written notice to the Indemnifying Party; provided, however, that any provision contained in this Agreement to the contrary notwithstanding: (a) the obligations of the Shareholders under Article VIII of this Agreement shall be limited for each Shareholder to the amount of the Purchase Price received by such

Shareholder, not to exceed the aggregate sum of $5,500,000; (b) no claim for indemnification may be made by Purchaser or any Purchaser Indemnified Party until the aggregate of all claims subject to indemnification under this Agreement in favor of Purchaser and any Purchaser Indemnified Party exceeds $150,000 (the "Basket"); (c) once the Basket has been met, Purchaser, and any Purchaser Indemnified Party, is entitled to be held harmless from all indemnifiable claims under this Agreement as if the Basket had never been set (i.e., from the first dollar and for the first $150,000 of claims); (d) following the first anniversary of the Closing Date, the right of indemnification of Purchaser and the Purchaser Indemnified Parties (and such Shareholders' indemnification obligations) under this Article VIII shall be limited to the right to set-off indemnifiable claims against amounts owed by the Purchaser to the Shareholders under the Earnout; (e) all indemnification obligations under this Agreement shall cease upon the third anniversary of the Closing Date; (f) the Shareholders' right to contest or dispute any set-off right in any action to collect the Earnout payments shall not be impaired by the exercise of such set-off right by Purchaser or any Purchaser Indemnified Party; and (g) any tax benefit accruing to the Indemnified Party (or any affiliate within the Indemnified Party's consolidated reporting group) as a result of the event giving rise to an indemnity right shall be considered in determining the amount of indemnity payment due from the Indemnifying Party.

                  8.06. Remedies. Notwithstanding any provision to the contrary in this Agreement, the indemnification rights set forth in this Article VIII, all of which are subject to the terms, limitations and restrictions of this Article VIII, shall be the exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation, warranty, covenant or agreement made in this Agreement, in certificates to be delivered at Closing pursuant to this Agreement or in any document described in
Section 2.26 of this Agreement. Such limitations set forth in this Article VIII shall not impair any of the other rights of the parties to this Agreement including, without limitation, the right: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement; or (b) to seek enforcement, collection, damages or non-monetary equitable relief to redress any default or breach of any stock transfer power or other transfer document, Earnout payment obligation, assumption, consent or agreement to be delivered at Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled, at law or in equity.

                  8.07. Insurance. Prior to enforcing any claim for indemnification against the Indemnifying Party under this Agreement, the Indemnified Party shall use its best efforts to administratively file (or cause to be filed) in good faith with any potentially responsible insurers all forms and submissions required by applicable policies for the proceeds or other benefits of insurance coverage, if any, applicable to the claim or event from which such claim for indemnification arose. In the event that insurance proceeds are paid to any Indemnified Party (or any affiliate thereof) respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of damages indemnified against exceeds such insurance proceeds actually paid to the Indemnified Party (or any affiliate thereof); provided, however, that: (a) such insurance proceeds shall not affect or be applied towards the maximum liability established in Section 8.05(a); and (b) collection by judicial or legal process of such insurance proceeds shall not be a condition precedent to asserting or collecting such indemnification claim under this Agreement. If the Indemnifying Party pays indemnity damages under this Agreement, and any Indemnified Party (or any affiliate thereof) subsequently receives insurance proceeds for the same claim or event, then the Indemnified Party shall refund such indemnity payments to the Indemnifying Party from such insurance proceeds to the extent that the Indemnified Party (or any affiliate thereof) has received benefits from both sources (i.e., payments of indemnifying damages from the Indemnifying Party and such insurance proceeds) in excess of the amount of indemnity damages incurred by or asserted against the Indemnified Party.

                  8.08. Assignment. To the extent that the Indemnifying Party shall have actually paid indemnity damages to or on behalf of the Indemnified Party, and such payment satisfies the damages, liabilities and costs suffered by the Indemnified Party, then the Indemnified Party shall make a non-exclusive assignment to the Indemnifying Parties (as their interests may appear) of the remedies, rights and claims, if any, of the Indemnified Party against any and all third parties for the same liability, including, but not limited to, remedies, rights and claims against (a) liability insurers and other insurance companies and (b) any other person which has indemnified the Indemnified Party for the amount of such liability; provided, however, that the Indemnified Party shall not be obligated to make any such assignment if the Indemnified Party has any unsatisfied or unrecovered loss. The parties shall cooperate reasonably in the pursuit of any such remedies, rights and claims.

                  8.09. Cooperation. The parties agree to cooperate fully with each other in connection with the mitigation, defense, negotiation or settlement of any such legal proceeding, claim or demand, and in any event, each of the parties shall retain the right to participate, at its own expense, in the defense of any such legal proceeding, claim or demand, all subject to the provisions of Section 8.04 above.

                  8.10. No Implications. Neither the rights of any party to indemnification from another party, nor the obligations of any party to indemnify another party, under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities (except as expressly provided herein to the contrary as among the parties only) to any other person or entity or governmental body.

                  8.11. Mitigation. The parties agree that: (i) the Indemnifying Party's liability for indemnification, if any, shall be reduced to the extent that a claim or loss by a third party could have been mitigated and the Indemnified Parties failed to act reasonably and in good faith to do so; and (ii) the Indemnifying Party shall be entitled to meaningfully participate in and jointly direct such mitigation.

                  8.12. Special Indemnification Rights. (a) Notwithstanding any statement, limitation or obligation contained in this Agreement other than in this Section 8.12, the Shareholders hereby expressly agree to and shall, jointly and severally, indemnify and hold harmless (without regard to any determination that any law, obligation or duty was violated or to whether any covenant, representation or warranty contained in this agreement was breached), each Purchaser Indemnified Party and the Company, in respect of any and all claims, losses damages, liabilities and expenses (including, without limitation, settlement costs and legal or other expenses for investigating or defending any actions or threatened actions) incurred by any Purchaser Indemnified Party or the Company arising out of or related to the facts and circumstances referenced on Schedule 8.12 to this Agreement. The obligations of the Shareholders pursuant to this Section 8.12 shall terminate on the four year anniversary of the Closing Date and shall be limited to the payment of the aggregate amount of $5,500,000.

                  (b) Notwithstanding any statement contained in this Agreement, the Purchaser and the Shareholders agree that if any third party claim subject to this Section 8.12 is made, the Shareholders shall assume the defense and/or settlement or compromise of such claim (with knowledgeable legal counsel experienced in the defense of the types of claims asserted and reasonably acceptable to the Purchaser); provided, however, that the Shareholders may not settle or compromise, or cause the settlement or compromise, of any such claims without the prior written consent of the Purchaser; provided, further, however, that the Shareholders may, at their sole cost and expense, settle or compromise such claim without the prior written consent of the Purchaser if (i) the Purchaser Indemnified Parties and the Company shall have received, in connection with any such settlement and compromise, the full, written release of the person identified on Schedule 8.12 (and his heirs, executors, administrators and estate); and (ii) the form, content and substance of such written release is acceptable to the Purchaser. Purchaser and the Company agree not to settle or compromise, or cause the settlement or compromise of, any such claims without the prior written consent of the Shareholders. Neither Belmont nor any of its affiliates will initiate any contact with respect to the matters described in Schedule 8.12 or settlement discussions with the person identified on Schedule 8.12, without the prior written consent of the Shareholders. All decisions and determinations of the Shareholders in connection with this Section 8.12 shall be controlled by Spann and Holdings acting jointly.

                  (c) The Shareholders agree the Purchaser may enforce its rights under this Section 8.12 by way of set-off against any amounts that the Purchaser may owe to the Shareholders, including, without limitation, the Earnout, or any other right or remedy available to Purchaser; and no exercise or partial exercise by the Purchaser of any right or power of remedy under this
Section 8.12 shall preclude any other or further exercise thereof or the exercise of any other right or power or remedy. The remedies of Purchaser under this Section 8.12 are cumulative and are not exclusive of any remedies provided under contract, by law or in equity.

                  (d) The parties agree to cooperate fully with each other in connection with the mitigation, defense, negotiation or settlement of any such legal proceeding, claim or demand, and in any event, each of the parties shall retain its rights under this Section 8.12. Without limiting the generality of the foregoing, Purchaser agrees to (i) give prompt notice of its receipt of any claim or demand made by the person referenced on Schedule 8.12; (ii) use its best efforts to administratively file (or caused to be filed) in good faith with any potentially responsible insurers (as specifically identified to Purchaser by the Shareholders) all forms and submission reasonably required by applicable policies, if any, for the proceeds or other benefits of insurance coverage applicable to the claim subject to this Section 8.12 (provided that Purchaser shall have no further obligation, including, without limitation, the obligation to collect any available insurance proceeds through any legal process, with respect to such insurance policies and may seek indemnification from the Shareholders, or otherwise enforce its rights under this Section 8.12, during the preparation or pendency of any such insurance claims); and (iii) to the extent that Purchaser's rights under this Section 8.12 have been fully satisfied, make a non-exclusive assignment of its rights against third parties relating to such liabilities. Neither the rights of any party to indemnification from another party, nor the obligations of any party to indemnify another party, under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities (except as expressly provided herein to the contrary as among the parties only) to any other person or entity or governmental body.

                                      IX.
                                 MISCELLANEOUS

                  9.01. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and their permitted successors and assigns, and nothing in this Agreement, whether express or implied, including, without limitation, the provisions of Article VIII of this Agreement, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  9.02. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) 72 hours following deposit of same with the United States Postal Service for delivery by registered or certified mail, postage prepaid, or (b) upon actual delivery of same, if delivered by the transmitting party or by overnight courier, in any event to be addressed and delivered to the parties at their respective addresses reflected on Schedule 9.02 hereto. Any notice required or advisable in connection with this Agreement to be given to the Shareholders may be given to Spann and Holdings.

                  9.03. Expenses. Except as otherwise set forth in Section 1.03, Purchaser and the Shareholders shall pay their respective costs and expenses (including, without limitation, the fees and expenses of their counsel, auditors and accountants and any finders' fees) incidental to the preparation and carrying out of this Agreement. Other than the fee of Equitable Securities Corporation, however, the Company is authorized to pay, and after the Closing Purchaser shall permit the Company to pay, such fees and expenses of the Shareholders to the extent that the payment of such fees and expenses do not reduce the stockholders' equity of the Company, on the Closing Date, to be less than $3,061,000; provided that, in determining the stockholders' equity of the Company on the Closing Date, reasonable, good faith estimates of such fees and expenses through completion of the transaction shall be accrued as of September 28, 1996, and it shall be assumed that, before any fees and expenses of the Shareholders are paid, the Company previously paid $15,000 in connection with the registration of the shares subject to the Registration Rights Agreement and the fees of counsel to Holdings to review such registration statement.

                  9.04. Finders' Fees. Except for the Shareholders' retention of Equitable Securities Corporation, each party hereto represents and warrants to the other than it has not engaged any broker, finder or other person who would be entitled to a brokerage or other fee or commission in respect of the execution of this Agreement and/or the consummation of the transactions contemplated hereby. The Shareholders hereby expressly agree that Purchaser shall have no liability or obligation with respect to the fees and expenses of Equitable Securities Corporation. Purchaser shall indemnify and hold the Shareholders harmless against and in respect of any and all claims, liabilities and/or expenses which may be asserted against the Shareholders by any such broker or other person on the basis of any arrangement or agreement made or alleged to have been made by Purchaser, its agents or employees; and the Shareholders shall indemnify and hold Purchaser and the Company harmless in respect of any and all claims, liabilities and/or expenses which may be asserted against Purchaser or the Company by any such broker or other person on the basis of any such arrangement or agreement made or alleged to have been made by the Shareholders.

                  9.05. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, express the whole agreement among the parties with respect to the subject matter hereof, there being no other representations, warranties or agreements not herein expressly set forth or provided for.

                  9.06. Amendment. This Agreement may not be amended other than by a written instrument executed by Purchaser and the Shareholders.

                  9.07. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  9.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  9.09. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, estates, personal representatives, and permitted assigns.

                  9.10. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

                  9.11. Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other parties.

                  9.12. Choice of Law and Venue. This Agreement shall be construed and governed by the laws of the State of Mississippi. The parties consent and agree that Tupelo, Mississippi, Millen, Georgia and Jacksonville, Florida shall be the sole and exclusive jurisdictions and venues for any litigation, any civil action whether or not seeking legal or equitable relief including injunctive or extraordinary relief between the parties that may be brought or arise out of or in connection with or by reason of this Agreement, or the transactions contemplated hereby.

                  9.13. Interpretation. Each party hereto has negotiated the terms hereof and has reviewed the same with its counsel. No provisions of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

                  9.14. Consent to Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights of any Shareholder thereunder so that such party would not in fact retain all such rights after Closing, then the Shareholders shall cooperate in any reasonable arrangement designed to provide for Purchaser and the Shareholders the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of any Shareholder against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

                  9.15. Attorneys' Fees. In the event of any dispute arising out of this Agreement, the prevailing party shall be reimbursed by the other party for any reasonable attorneys' fees and any expenses reasonably incurred in connection with such dispute.

                  9.16. Confidentiality. The parties shall maintain the confidentiality of this Agreement and the terms hereof, except as disclosures may be required by law as reasonably determined by counsel. No Shareholder shall make any public announcement or disclosure regarding this Agreement or the terms hereof.

                  9.17. Termination. (a) This Agreement may be terminated at any time prior to Closing:

                           (i) by written agreement among the parties;

                           (ii) by Purchaser or by the Shareholders, in the
                  event the Closing has not occurred by December 31, 1996, unless the failure to consummate the transaction shall be the consequence of any action or inaction on the part of the party seeking to terminate this Agreement;

                           (iii) by Purchaser, if there has been a breach by
                  the Shareholders of any of their covenants or agreements contained in this Agreement or if any of the representations and warranties of the Shareholders shall have been or become untrue, in any such case such that Article VI of this Agreement will not be satisfied, and such breach or condition has not been cured within 10 days following receipt by Spann and Holdings on behalf of the Shareholders of written notice of such breach or condition; or

                           (iv) by the Shareholders, if there has been a breach
                  by Purchaser of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of Purchaser shall have been or shall become untrue, in any such case such that Article VII of this Agreement will not be satisfied, and such breach or condition has not been cured within 10 days following receipt by Purchaser of written notice of such breach or condition.

                  (b) In the event this Agreement is terminated, no party shall have any liability to any other except for any breach of this Agreement by such party or parties accruing prior to such termination; provided, however, that the provisions of Sections 4.09, 5.02, 9.02, 9.03, 9.12, 9.13 and 9.15 shall remain in effect.

                  IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the day and year first written above.


                                    BELMONT HOMES, INC.


                                    By: /s/ Jerold Kennedy
                                        ------------------------
                                    Its: President


                                    SHAREHOLDERS

                                    BELLCREST HOLDING CO., INC.


                                    By: Robert Price
                                        ------------------------
                                    Its: Vice-President

                                    /s/ Joe Bell
                                    ----------------------------
                                    Joe H. Bell

                                    /s/ James M. Birdwell
                                    ----------------------------
                                    James M. Birdwell

                                    /s/ DeRoy Dailey, Jr.
                                    ----------------------------
                                    DeRoy Dailey, Jr.

                                    /s/ Glinn H. Spann
                                    ----------------------------
                                    Glinn H. Spann